Hudson Pacific Properties Reports Strong Second Quarter 2017 Financial Results

73 Leases Totaling 583,000 Square Feet Executed at 67% GAAP and 48% Cash Rent Spreads

Los Angeles, CA, August 3, 2017—Hudson Pacific Properties, Inc. (the “Company,” or “Hudson Pacific”) (NYSE: HPP) today announced financial results for the second quarter ended June 30, 2017.

Second Quarter Highlights

•	Net income attributable to common stockholders of $3.6 million, or $0.02 per diluted share, compared to net income of $0.8 million, or $0.01 per diluted share, a year ago;

•	Funds From Operations (FFO), excluding specified items, of $75.3 million, or $0.48 per diluted share, compared to $62.9 million, or $0.43 per diluted share, a year ago;

•
Executed new and renewal leases totaling 582,589 square feet, consisting of 356,581 square feet of new leases and 226,008 square feet of renewal leases with GAAP and cash rent growth of 67.4% and 48.4%, respectively, including a lease renewal with Bank of America for 95,002 square feet at 1455 Market;

•	Completed the acquisition of Sunset Las Palmas Studios (formerly Hollywood Center Studios) in Hollywood, which closed on May 1, 2017; and

•	Declared and paid a quarterly dividend of $0.25 per share on common stock.

“Strong leasing activity once again headlines our quarterly results,” said Victor Coleman, Hudson Pacific Properties’ Chairman and CEO. “We executed more than 580,000 square feet of leases at 48% cash rent spreads. In addition to larger leases, like our 95,000-square-foot renewal with Bank of America at 1455 Market in San Francisco, we signed nearly 270,000 square feet of deals at our Silicon Valley assets. An average lease size of less than 5,000 square feet for those transactions highlights the elevated velocity and volume for smaller deals across our Silicon Valley markets.”
Coleman continued, “In the second quarter, we also expanded our relationship with Netflix and closed our Sunset Las Palmas Studios acquisition. We believe we have positioned ourselves, both in terms of real estate and relationships, as the partner of choice for content creators driving growth within L.A.’s office market. Following the delivery of the ICON and CUE office projects, we have another 1.2 million square feet of value creation development opportunities with access to our Hollywood studios. This includes our 300,000-square-foot EPIC project, which we intend to break ground on this fall.”
Financial Results

The Company reported net income attributable to common stockholders of $3.6 million, or $0.02 per diluted share, for the three months ended June 30, 2017, compared to net income attributable to common stockholders of $0.8 million, or $0.01 per diluted share, for the three months ended June 30, 2016.

FFO, excluding specified items, for the three months ended June 30, 2017 totaled $75.3 million, or $0.48 per diluted share, compared to FFO, excluding specified items, of $62.9 million, or $0.43 per diluted share, a year ago. There were no specified items for the second quarter of 2017. Specified items for the second quarter of 2016 consisted of acquisition-related expense of $0.1 million, or $0.00 per diluted share.

FFO, including specified items, for the three months ended June 30, 2017 totaled $75.3 million, or $0.48 per diluted share, compared to $62.9 million, or $0.43 per diluted share, a year ago.

Consolidated Operating Results for the Three Months Ended June 30, 2017

Total revenue during the second quarter increased 17.0% to $180.5 million from $154.3 million for the same quarter a year ago. Total operating expenses increased 13.3% to $152.4 million from $134.5 million for the same quarter a year ago. As a result, income from operations increased 41.9% to $28.1 million from $19.8 million for the same quarter a year ago. The primary reasons for the changes in total revenue and operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the second quarter increased 23.2% to $21.7 million from $17.6 million for the same quarter a year ago. The Company had $2.6 billion and $2.3 billion of notes payable, excluding net deferred financing costs, at June 30, 2017 and June 30, 2016, respectively.

The Company had $0.1 million of unrealized loss on the ineffective portion of derivative instruments during the second quarter of 2017 compared to $0.4 million of unrealized loss on the ineffective portion of derivative instruments during the second quarter of 2016.

Other income during the second quarter increased 1,125.5% to $0.6 million from $0.0 million for the same quarter a year ago. The increase is primarily the result of interest income related to a joint venture we entered into in June 2016.

The Company had no gain on sale associated with dispositions during the second quarter of 2017 compared to $2.2 million of gain on sale associated with the dispositions of One Bay Plaza and Patrick Henry Drive during the second quarter of 2016.

Segment Operating Results for the Three Months Ended June 30, 2017

Office Properties

Total revenue at the Company’s office properties increased 15.5% to $166.9 million from $144.4 million for the same quarter a year ago. The increase was primarily the result of a $15.6 million increase in rental revenue to $133.6 million, a $3.7 million increase in tenant recoveries to $25.0 million, and a $3.2 million increase in parking and other revenue to $8.2 million. The increase in rental revenue largely resulted from higher rents and occupancy throughout the Company’s same-store portfolio, including Netflix’s lease commencement at ICON, and rental revenue associated with the acquisitions of 11601 Wilshire (purchased in July 2016), Hill7 (purchased in October 2016) and Page Mill Hill (purchased in December 2016). The increase was partially offset by the dispositions of One Bay Plaza (sold in June 2016) and 222 Kearny (sold in February 2017). The increase in tenant recoveries is largely due to the aforementioned acquisitions and the Netflix lease commencement. The increase in parking and other revenue also primarily resulted from the aforementioned acquisitions and the Netflix lease commencement, as well as Cisco and NerdWallet lease termination fees. These were offset by the repayment of the Broadway note, which matured in the second quarter of 2016.

Office property operating expenses increased 13.0% to $55.5 million from $49.1 million for the same quarter a year ago. The increase primarily resulted from the aforementioned acquisitions, partially offset by the sales of One Bay Plaza and 222 Kearny.

Net operating income with respect to the Company’s 34 same-store office properties for the second quarter increased 8.5% on a GAAP basis and 8.5% on a cash basis.

At June 30, 2017, the Company’s stabilized and in-service office portfolio was 95.6% and 90.8% leased, respectively. During the quarter, the Company executed 73 new and renewal leases totaling 582,589 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 37.6% to $13.6 million from $9.9 million for the same quarter a year ago, largely due to a $2.2 million increase in rental revenue to $9.1 million and a $1.6 million increase in other property-related revenue to $4.4 million. The increase in rental revenue largely resulted from the acquisition of Sunset Las Palmas Studios (purchased in May 2017), as well as from higher occupancy at Sunset Bronson Studios. The increase in other property-related revenue largely resulted from the Sunset Las Palmas acquisition, as well as from higher production activity at Sunset Bronson. Total media and entertainment operating expenses increased 11.2% to $7.0 million from $6.3 million for the same quarter a year ago, largely due to the Sunset Las Palmas acquisition, partially offset by a reduction in utilities, bad debt reserve and security expenses at Sunset Bronson.

As of June 30, 2017, the trailing 12-month occupancy for the Company’s same-store media and entertainment portfolio increased to 89.9% from 85.3% for the period ended June 30, 2016.

Balance Sheet

At June 30, 2017, the Company had total assets of $6.9 billion, including unrestricted cash and cash equivalents of $73.2 million. At June 30, 2017, the Company had $190.0 million of undrawn total capacity under its unsecured revolving credit facility.

Major Leasing

Executed Significant Leases Throughout Portfolio

Bank of America renewed 95,002 square feet of its 180,529-square-foot lease at 1455 Market in San Francisco at nearly a 300% increase to the previous rents corresponding to that renewed space. Under this renewal, 26,001 square feet will expire in June 2018 and 68,991 square feet will expire in December 2024.
Glu Mobile, Inc., a 16-year-old, publicly traded developer/publisher of mobile games, signed a lease for 57,074 square feet (former Heald College space) through October 2027 at 875 Howard in San Francisco.
Restaurant delivery service DoorDash signed a lease for 50,821 square feet through August 2024 at 901 Market in San Francisco. The DoorDash lease backfills space that NerdWallet vacated in April 2017.
RealSelf, a 12-year-old private company providing an informational website on aesthetics medicine, signed a 49,799-square-foot lease (former Capital One space) through June 2022 at 83 King in Seattle.
Host Analytics, Inc., which provides a single, cloud-based Enterprise Performance Management platform, signed a lease for 35,006 square feet (former LiveOps space) through March 2023 at 555 Twin Dolphin in Redwood City.
Acquisitions

Purchased Sunset Las Palmas Studios (Formerly Hollywood Center Studios)

On May 1, 2017, the Company completed its acquisition of Sunset Las Palmas Studios (formerly Hollywood Center Studios) in Hollywood, a 373,150-square-foot media and entertainment campus with future development rights for $200.0 million before credits, prorations and closing costs. Located at 1040 N. Las Palmas Avenue, Sunset Las Palmas consists of 13 stages, production offices and support space on 15 acres near the Company’s Sunset Gower and Sunset Bronson Studios.

Dividend

Paid Common Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.25 per share for the second quarter of 2017, equivalent to an annual rate of $1.00 per share. The dividends were paid on June 30, 2017 to stockholders of record on June 20, 2017.

Activities Subsequent to June 30, 2017

Completed Additional Major Leasing

Netflix signed an agreement to lease another 47,864 square feet at Sunset Bronson Studios, including the historic mansion on Sunset Boulevard, which housed the Warner Brothers’ offices for decades. This new agreement brings

Netflix’s presence at Sunset Bronson, inclusive of ICON, CUE and various soundstages and production office and support space, to a total of 574,216 square feet through 2026.
2017 Outlook

Guidance Narrowed

The Company is narrowing its full-year 2017 FFO guidance to a range of $1.93 to $2.01 per diluted share, excluding specified items, maintaining the previous mid-point of $1.97 per diluted share. The guidance reflects the transactional activity referenced in this press release and in earlier announcements. As with the Company’s previous guidance, this estimate also includes Cisco’s early lease termination payment of $10.4 million, reduced for GAAP purposes by the write-off of approximately $5.9 million of non-cash items (i.e. straight-line rent receivable and above/below-market rent lease adjustment), amortized beginning with the second quarter of this year at approximately $1.5 million per quarter. The full-year 2017 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity or similar matters. There can be no assurance that the actual results will not differ materially from this estimate.

Below are some of the assumptions the Company used in providing this guidance (dollars in thousands):

Metric	Low	High
Growth in Same-Store Office Property Cash NOI(1)(2)(3)	8.5%	9.5%
Growth in Same-Store Media and Entertainment Property Cash NOI(1)(2)	7.5%	8.5%
GAAP Non-Cash Revenue (Straight-Line Rent and Above/Below-Market Rents)(4)	$47,000	$57,000
GAAP Non-Cash Expense (Above/Below-Market Ground Rent)	$(3,200)	$(3,200)
General and Administrative Expenses(5)	$(52,000)	$(57,000)
Interest Expense, net(6)	$(89,000)	$(92,000)
FFO Attributable to Non-controlling Interests	$(22,800)	$(26,600)
Weighted Average Common Stock/Units Outstanding—Diluted(7)	155,000,000	156,000,000

(1)
Same-Store is defined as the 33 office properties or two media and entertainment properties, as applicable, owned and included in the Company’s stabilized portfolio as of January 1, 2016, and anticipated to still be owned and included in the stabilized portfolio through December 31, 2017.

(2)	Please see non-GAAP information below for definition of Cash NOI.

(3)
This estimate excludes the $10.4 million early lease termination fee paid by Cisco and the impact of the lease with Weil, Gotshal & Manges LLP at Towers at Shore Center in both periods. Effective September 1, 2016, the rent and square footage with Weil, Gotshal & Manges LLP was reduced under a lease amendment entered into on December 18, 2014, prior to the Company’s acquisition of that property from Blackstone. The Company estimates that Same-Store Office Property Cash NOI growth, including Cisco’s early lease termination payment and the impact of the Weil, Gotshal & Manges LLP lease in both periods, would range from 9.6% to 10.6%.

(4)	Includes non-cash straight-line rent associated with the media and entertainment properties.

(5)	Includes non-cash compensation expense, which the Company estimates at $16,000 in 2017.

(6)	Includes amortization of deferred financing costs and loan premiums, which the Company estimates at $5,000 in 2017.

(7)
Diluted shares represent ownership in the Company through shares of common stock, OP Units and other convertible or exchangeable instruments. The weighted average fully diluted common stocks/units outstanding for 2017 includes an estimate for dilution impact of stock grants to the Company’s executives under our 2015, 2016 and 2017 outperformance programs and performance-based awards under the Company’s special one-time award grants based on the projected award potential of such programs as of the end of such periods, as calculated in accordance with the Accounting Standards Codification 260 Earnings Per Share.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under “2017 Outlook” above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, including, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Supplemental Information

Supplemental financial information regarding the Company’s second quarter 2017 results may be found in the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will hold a conference call to discuss second quarter 2017 financial results at 11:00 a.m. PT / 2:00 p.m. ET on August 3, 2017. To participate in the call by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time to allow time for registration. International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed via the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com, where a replay of the call will be available for 90 days. A replay will also be available beginning August 3, 2017 at 2:00 p.m. PT / 5:00 p.m. ET, through August 10, 2017 at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (844) 512-2921 and entering the passcode 13665810. International callers should dial (412) 317-6671 and enter the same passcode.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in select West Coast markets. Hudson Pacific invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson Pacific has strategically assembled a portfolio totaling over 17 million square feet, including land for development, in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson Pacific prioritizes tenant satisfaction and retention, providing highly customized build-outs and working proactively to accommodate tenants’ growth. Hudson Pacific trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, or SEC, on February 21, 2017, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contacts:
Hudson Pacific Properties, Inc.
Laura Campbell
Vice President, Head of Investor Relations
(310) 445-5700
lcampbell@hudsonppi.com
or
Greg Berardi
Blue Marlin Partners
(415) 239-7826
greg@bluemarlinpartners.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (Unaudited, in thousands, except share data)

	June 30, 2017	December 31, 2016
ASSETS
Real estate assets
Land	$1,413,269	$1,265,399
Building and improvements	4,765,915	4,502,235
Tenant improvements	403,359	373,778
Furniture and fixtures	7,230	4,276
Property under development	247,634	295,239
Total real estate held for investment	6,837,407	6,440,927
Accumulated depreciation and amortization	(506,118)	(419,368)
Investment in real estate, net	6,331,289	6,021,559
Cash and cash equivalents	73,242	83,015
Restricted cash	17,284	25,177
Accounts receivable, net	4,088	6,852
Straight-line rent receivables, net	93,093	87,281
Deferred leasing costs and lease intangible assets, net	282,272	309,962
Derivative assets	5,858	5,935
Goodwill	8,754	8,754
Prepaid expenses and other assets, net	32,777	27,153
Investment in unconsolidated entities	15,377	37,228
Assets associated with real estate held for sale	—	66,082
TOTAL ASSETS	$6,864,034	$6,678,998
LIABILITIES AND EQUITY
Notes payable, net	$2,598,780	$2,688,010
Accounts payable and accrued liabilities	134,237	120,444
Lease intangible liabilities, net	66,438	80,130
Security deposits	35,655	31,495
Prepaid rent	33,344	40,755
Derivative liabilities	987	1,303
Liabilities associated with real estate held for sale	—	3,934
TOTAL LIABILITIES	2,869,441	2,966,071
6.25% Series A cumulative redeemable preferred units of the operating partnership	10,177	10,177
EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Common stock, $0.01 par value, 490,000,000 authorized, 155,301,850 shares and 136,492,235 shares outstanding at June 30, 2017 and December 31, 2016, respectively	1,553	1,364
Additional paid-in capital	3,656,009	3,109,394
Accumulated other comprehensive income	5,960	9,496
Accumulated income (deficit)	7,592	(16,971)
Total Hudson Pacific Properties, Inc. stockholders’ equity	3,671,114	3,103,283
Non-controlling interest—members in consolidated entities	299,898	304,608
Non-controlling interest—units in the operating partnership	13,404	294,859
TOTAL EQUITY	3,984,416	3,702,750
TOTAL LIABILITIES AND EQUITY	$6,864,034	$6,678,998

Hudson Pacific Properties, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES
Office
Rental	$133,602	$118,047	$267,118	$234,274
Tenant recoveries	25,038	21,303	42,439	41,836
Parking and other	8,212	5,050	14,111	10,582
Total Office revenues	166,852	144,400	323,668	286,692
Media & Entertainment
Rental	9,105	6,857	15,790	12,885
Tenant recoveries	129	213	794	412
Other property-related revenue	4,361	2,810	8,403	7,779
Other	53	41	130	90
Total Media & Entertainment revenues	13,648	9,921	25,117	21,166
TOTAL REVENUES	180,500	154,321	348,785	307,858
OPERATING EXPENSES
Office operating expenses	55,468	49,091	103,422	96,794
Media & Entertainment operating expenses	7,003	6,295	14,254	12,247
General and administrative	14,506	13,016	28,316	25,519
Depreciation and amortization	75,415	66,108	146,182	134,476
TOTAL OPERATING EXPENSES	152,392	134,510	292,174	269,036
INCOME FROM OPERATIONS	28,108	19,811	56,611	38,822
OTHER EXPENSE (INCOME)
Interest expense	21,695	17,614	43,625	34,865
Interest income	(16)	(73)	(46)	(86)
Unrealized loss on ineffective portion of derivative instruments	51	384	45	2,509
Acquisition-related expenses	—	61	—	61
Other income	(576)	(47)	(1,254)	(23)
TOTAL OTHER EXPENSES	21,154	17,939	42,370	37,326
INCOME BEFORE GAINS ON SALE OF REAL ESTATE	6,954	1,872	14,241	1,496
Gains on sale of real estate	—	2,163	16,866	8,515
NET INCOME	6,954	4,035	31,107	10,011
Net income attributable to preferred units	(159)	(159)	(318)	(318)
Net income attributable to participating securities	(255)	(196)	(495)	(393)
Net income attributable to non-controlling interest in consolidated entities	(2,974)	(2,396)	(6,011)	(4,341)
Net income attributable to units in the operating partnership	(13)	(445)	(215)	(1,867)
Net income attributable to Hudson Pacific Properties, Inc. common stockholders	$3,553	$839	$24,068	$3,092
Basic and diluted per share amounts:
Net income attributable to common stockholders—basic	$0.02	$0.01	$0.16	$0.03
Net income attributable to common stockholders—diluted	$0.02	$0.01	$0.16	$0.03
Weighted average shares of common stock outstanding—basic	155,290,559	95,145,496	151,640,853	92,168,432
Weighted average shares of common stock outstanding—diluted	156,095,603	95,995,496	152,431,897	93,000,432
Dividends declared per share	$0.250	$0.200	$0.500	$0.400

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation of net income to Funds From Operations (“FFO”)(1):
Net income	$6,954	$4,035	$31,107	$10,011
Adjustments:
Depreciation and amortization of real estate assets	74,939	65,655	145,233	133,560
Gains on sale of real estate	—	(2,163)	(16,866)	(8,515)
FFO attributable to non-controlling interests	(6,445)	(4,510)	(11,952)	(8,672)
Net income attributable to preferred units	(159)	(159)	(318)	(318)
FFO to common stockholders and unitholders	75,289	62,858	147,204	126,066
Specified items impacting FFO:
Acquisition-related expenses	—	61	—	61
FFO (excluding specified items) to common stockholders and unitholders	$75,289	$62,919	$147,204	$126,127

Weighted average common stock/units outstanding—diluted	156,665	146,399	153,443	146,350
FFO per common stock/unit—diluted	$0.48	$0.43	$0.96	$0.86
FFO (excluding specified items) per common stock/unit—diluted	$0.48	$0.43	$0.96	$0.86
_________________

(1)
We calculate FFO in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts. The White Paper defines FFO as net income or loss calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures. The calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide. We use FFO per share to calculate annual cost bonuses for certain employees.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

Hudson Pacific Properties, Inc.
Net Operating Income
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation of net income to Net Operating Income (“NOI”)(1):
Net income	$6,954	$4,035	$31,107	$10,011
Adjustments:
Interest expense	21,695	17,614	43,625	34,865
Interest income	(16)	(73)	(46)	(86)
Unrealized loss on ineffective portion of derivative instruments	51	384	45	2,509
Acquisition-related expenses	—	61	—	61
Other income	(576)	(47)	(1,254)	(23)
Gains on sale of real estate	—	(2,163)	(16,866)	(8,515)
Income from operations	28,108	19,811	56,611	38,822
Adjustments:
General and administrative	14,506	13,016	28,316	25,519
Depreciation and amortization	75,415	66,108	146,182	134,476
NOI	$118,029	$98,935	$231,109	$198,817
_________________

(1)
We evaluate performance based upon property NOI from continuing operations. NOI is not a measure of operating results or cash flows from operating activities as measured by GAAP and should not be considered an alternative to income from continuing operations, as an indication of our performance, or as an alternative to cash flows as a measure of liquidity, or our ability to make distributions. All companies may not calculate NOI in the same manner. We consider NOI to be a useful performance measure to investors and management, because when compared across periods, NOI reflects the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. We calculate net operating income as net income (loss) excluding corporate general and administrative expenses, depreciation and amortization, impairments, gains/losses on sales of real estate, interest expense, acquisition-related expenses and other non-operating items. We define NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). NOI on a cash basis is NOI on a GAAP basis, adjusted to exclude the effect of straight-line rent and other non-cash adjustments required by GAAP. We believe that NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent and other non-cash adjustments to revenue and expenses.